UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 5, 2008

Analogic Corporation

(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-6715	04-2454372
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8 Centennial Drive, Peabody, Massachusetts	01960
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (978) 326-4000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On March 5, 2008, Analogic Corporation (“Analogic”), Canton Merger Corporation, a wholly owned subsidiary of Analogic (“Merger Sub”), Copley Controls Corporation (“Copley”), the Principal Shareholders of Copley named therein, the Additional Shareholders of Copley named therein and Matthew Lorber, as the Securityholders’ Representative, entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which, subject to the satisfaction or waiver of the conditions in the Merger Agreement, Merger Sub will merge with and into Copley, with Copley as the surviving corporation. Upon the consummation of the merger, Copley will become a wholly owned subsidiary of Analogic.

The total consideration to be paid by Analogic pursuant to the Merger Agreement is approximately $68.75 million in cash and is subject to adjustment based on the indebtedness and working capital of Copley as of the closing date. The indebtedness and working capital of Copley will be estimated prior to the closing for purposes of making a preliminary adjustment to the total consideration as of the closing date, and will be determined finally after the closing to determine if a further adjustment to the total consideration is required. Analogic will obtain title to Copley’s assets, assume no debt, and is guaranteed a working capital balance of $16.2 million.

Pursuant to the Merger Agreement, at the closing, $8.75 million of the total consideration will be deposited into an escrow fund to secure certain indemnification obligations of the former securityholders of Copley. On the 15-month anniversary of the closing, the remaining balance of the $8.75 million escrow fund in excess of any amounts held for unresolved claims will be distributed to the former securityholders of Copley. In addition, at the closing, $1.0 million of the total consideration will be deposited into an escrow fund to provide for any payment to Analogic if an adjustment is required after the closing based on Copley’s indebtedness and working capital, and another $1.0 million of the total consideration will be deposited into an escrow fund to provide for the expenses of the Securityholders’ Representative.

Pursuant to the Merger Agreement, Analogic and the former shareholders of Copley will make an election to treat the merger as an asset purchase for tax purposes under Section 338(h)(10) of the Internal Revenue Code of 1986, as amended. As a result, Analogic will make a payment to the former shareholders of Copley of up to an additional $1.8 million in the aggregate as reimbursement for the adverse tax impact of the election on the former shareholders.

The Merger Agreement contains representations, warranties and covenants as to the parties’ business, financial and legal obligations and provides for indemnification by each of the parties in the event of, among other things, a breach of such representations, warranties or covenants. The closing of the transaction is subject to customary closing conditions, including approval under the Hart-Scott-Rodino Act.

The foregoing description of the Merger Agreement is not a complete statement of the parties’ rights or obligations under the Merger Agreement and is qualified in its entirety by reference to the full text of the Merger Agreement, which is filed with this report as Exhibit 2.1 and incorporated herein by reference.

A copy of the press release announcing the entry into the Merger Agreement is filed with this report as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ANALOGIC CORPORATION

Date: March 6, 2008	By:	/s/ John J. Millerick
	Name:	John J. Millerick
	Title:	Senior Vice President, Chief Financial Officer, and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

2.1	Agreement and Plan of Merger, dated as of March 5, 2008, by and among Analogic Corporation, Canton Merger Corporation, Copley Controls Corporation (“Copley”), the Principal Shareholders of Copley named therein, the Additional Shareholders of Copley named therein and Matthew Lorber, as the Securityholders’ Representative. The schedules to the Agreement and Plan of Merger have been omitted from this filing pursuant to Item 601(b)(2) of Regulation S-K. Analogic Corporation will furnish copies of any of such schedules to the U.S. Securities and Exchange Commission upon request.

99.1	Press release, dated March 6, 2008, issued by Analogic Corporation.